On September 1, 2016, NASDAQ Listing Qualifications staff (Staff) notified United Development Funding IV (Company) that it determined to delist the Company based on Rule 5250(c)(1). On September 7, 2016, the Company exercised its right to appeal the Staff's determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on October 13, 2016. On October 25, 2016, the Panel issued a decision that granted the Company through February 23, 2017 to regain compliance. However, after the Company informed the Panel that it would not meet this new deadline, the Panel issued a delisting decision on February 6, 2017. On February 6, 2017, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On April 6, 2017, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On April 27, 2017, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).